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                                                                    EXHIBIT 10.2

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release (the "Agreement") is entered into as of April 11, 2001, by and between WestPoint Stevens Inc., a Delaware corporation (the "Company") and David C. Meek, an individual resident of South Carolina (the "Executive").

                     I. STATEMENT OF BACKGROUND INFORMATION

         A.       Executive has been employed as Executive Vice
President/Finance and Chief Financial Officer of Company at Company's offices in West Point and Atlanta, Georgia, and New York City, New York, and Company and Executive are parties to an Employment Agreement dated as of July 1, 2000 (the "Employment Agreement").

         B. Executive has resigned his employment with Company effective April 30, 2001.

         C. Executive and Company desire to enter into this Agreement to settle fully and finally all differences between them, including any differences that might arise under the Employment Agreement and Executive's employment and termination of employment with Company.

                           II. STATEMENT OF AGREEMENT

         In consideration of the mutual covenants and obligations hereinafter set forth, the receipt and adequacy of which are expressly acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Termination of Employment. Executive's Employment shall terminate effective on April 30, 2001 (the "Termination Date"). For purposes of this Agreement, the word "Term" shall mean a period of two (2) years from the Termination Date, it being understood that the Term of this Agreement replaces the Term of Employment under the Employment Agreement, which is superceded by this Agreement.

         2.       Compensation to Executive.

         In consideration for the general release and for the covenants contained herein, Company agrees to pay to Executive the following amounts, subject to the terms hereof. Executive acknowledges that other than the obligations set forth in this Agreement and obligations, if any, that may arise for indemnification of Executive under Company's Certificate of Incorporation and Bylaws relating to his conduct as an officer of Company, Company shall have no financial obligations to Executive.


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                  A.       Cash Compensation.

                           i.       Lump Sum Payment. Company shall pay
Executive, on May 1, 2001, a lump sum payment of $840,000, which shall represent payment in full of Executive's base salary through the Termination Date, plus any accrued unused vacation pay, and the full agreed value of Executive's outstanding stock option rights.

                           ii.      Periodic Payments. In consideration of
Executive's compliance in full with each of the restrictive covenants and agreements set forth in Section 6 (collectively, the "Restrictive Covenants"), Company shall make 48 consecutive semi-monthly payments of $25,000 to Executive (or in the case of Executive's death, to Executive's estate) commencing May 15, 2001; provided that Company's obligation to make such payments shall immediately cease upon Executive's failure to fully comply at all times with the provisions of such covenants (regardless of the legal enforceability of any of the covenants). Any such cessation of Company's obligation shall not limit in any respect Executive's obligations hereunder (including any obligation to repay prior payments hereunder in accordance with the provisions of Section 6) nor affect the validity of Executive's release of Claims under Section 4.

                  B. Equity Compensation. Executive's rights to 8,000 shares of previously awarded unvested restricted Company stock shall become immediately vested as of May 1, 2001. Executive agrees that all other outstanding unexercised stock options and other equity-based awards, including those under Company's Stock Bonus Plan, whether or not vested, shall terminate and become null and void as of the date of this Agreement, notwithstanding any provision of such option or award agreement permitting exercise, vesting or issuance following termination of employment.

                  C. Welfare Benefit Continuation. Throughout the Term, Company shall continue to make available medical and dental benefits to Executive, and members of Executive's family who are enrolled in the medical and dental plans at the Termination Date, at least equal to those which would have been provided in accordance with the benefit plans Executive participated in during his employment. Executive will be responsible for paying the full cost of coverage for such benefits. This coverage shall be in addition to and shall not reduce any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); provided, however, that such benefits shall cease if Executive becomes eligible to receive medical or dental benefits under the plan of another employer.

                  D. Retirement Benefits. Executive shall be paid, as and when they become due, all of Executive's vested retirement benefits under the WestPoint Stevens Retirement Savings Value Plan in accordance with the terms of such Plan.

                  E. Relocation Benefits. Company shall reimburse Executive, upon submission of receipts or other satisfactory documentation, up to a maximum of $7,000 in lease termination and moving expenses for the delivery of Executive's personal belongings from temporary residences to Greer, South Carolina.


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         3.       Deductions and Withholding; Expenses. Executive agrees that
Company may withhold from any and all compensation paid to and required to be paid to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which Company determines are required to be withheld in accordance with applicable statutes and/or regulations then in effect. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by Executive.

         4. Release of Company. Except for the obligations of Company under this Agreement and indemnification obligations, if any, arising under Company's Certificate of Incorporation or Bylaws relating to Executive's conduct as an officer of Company, Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, (the "Released Parties") from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity ("Claims"), which Executive ever had or now has against the Released Parties, including any Claims arising by reason of or in any way connected with any employment relationship or Employment Agreement which existed between Company, or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Agreement is intended to cover all Claims which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had, or purports to have, from the beginning of time to the present, whether known or unknown, that now exist, no matter how remotely they may be related to the aforesaid employment relationship, including, but not limited to, Claims for employment discrimination under federal or state law; Claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101, et seq., or the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Claims for statutory or common law wrongful discharge; Claims for attorney's fees, expenses and costs; Claims for defamation; Claims for intentional infliction of emotional distress; Claims for wages or vacation pay; and Claims for benefits, including any Claims arising under the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq.

         Without limiting the generality of the foregoing, Executive agrees that by executing this Agreement, he has released and waived any and all Claims he has or may have as of the date of this Agreement under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Agreement; that he may, before executing this Agreement, consider this Agreement for a period of twenty-one (21) calendar days; and that he is receiving consideration for this Agreement to which he was previously not entitled. It is further understood that this Agreement is not effective until seven (7)


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calendar days after the execution of this Agreement and that Executive may revoke this Agreement within seven (7) calendar days from the date of execution of this Agreement.

         5.       Company Property Disposition.

                  A.       Return of Company Property. Except as provided in
Section 5B., as soon as practicable, but in no event later than April 30, 2001, Executive will return to Company all physical or personal property of Company then in his possession, including any files, records, credit cards, customer information, Confidential Information, Trade Secrets, and any written or electronic information that might constitute non-public insider information under the Securities and Exchange Act of 1934. Upon return of all property, Executive shall represent to Company that he has no other Company property in his possession.

                  B. Office Equipment, etc. Executive shall be entitled to purchase from Company certain previously identified items of office furniture and accessories currently located in Executive's office in West Point, Georgia, Executive's personal computer and related peripherals, and Company's interest in Executive's Company-provided leased vehicle (following Company's exercise of its purchase option and payment of the exercise price thereunder) for a lump sum payment of $1,000 in cash.

         6.       Restrictions on Conduct of Executive.

                  A. General. Executive and Company understand and agree that the purpose of the provisions of this Section 6 is to protect the legitimate business interests of Company, including the protection of Confidential Information and Trade Secrets, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 6 are reasonable and that they do not, and will not, unduly impair his ability to earn a living. Therefore, subject to the limitations of reasonableness, if any, imposed by applicable law, Executive shall be subject to the restrictions set forth in this
Section 6.

                  B.       Restrictive Covenants.

                           i.       Restriction on Disclosure and Use of
Confidential Information and Trade Secrets. Executive hereby agrees that Executive shall not, directly or indirectly, reveal, divulge, or disclose to any entity any Confidential Information, and Executive shall not, directly or indirectly, at any time for a period of five (5) years from the Termination Date use or make use of any Confidential Information in connection with any business activity. Executive shall not directly or indirectly transmit or disclose any Trade Secret of Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others. This Agreement is not intended to, and does not alter either Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.


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                  For purposes of this Agreement, "Confidential Information"
means all information regarding Company, its activities, business or clients that is the subject of reasonable efforts by Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by Company, but that does not rise to the level of a Trade Secret. Confidential Information shall include, but is not limited to, financial plans and data concerning Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. Confidential Information shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

                  "Trade Secrets" means all information, with regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret" under the common law or statutory law of the State of New York.

                           ii.      Nonsolicitation of Protected Employees.
Executive hereby agrees that for a period of five (5) years from the Termination Date, Executive shall not directly or indirectly on Executive's own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any individual, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise, solicit or induce any Protected Employee to terminate his or her employment relationship with Company or to enter into employment with any other Person. "Protected Employees" means employees of Company who were employed by Company at any time within six
(6) months prior to the Termination Date.

                           iii.     Restriction on Relationships with Protected
Customers. Executive hereby agrees that for a period of five (5) years from the Termination Date, Executive shall not directly or indirectly on Executive's own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any individual, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing competitive services or products with Company.


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"Protected Customers" means any Person to whom Company has sold its products or services or solicited to sell its products or services during the twenty-four
(24) months prior to the Termination Date.

                           iv.      Noncompetition with Company. Solely in
consideration of the compensation and benefits being paid and to be paid by Company to Executive under Section 2.A.ii, none of which was earned or accrued on or before the Termination Date, Executive hereby agrees that, for a period of five (5) years from the Termination Date, Executive will not, without prior written consent of Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor. "Competitive Position" means any employment with a Competitor. "Restricted Territory" means the United States of America. "Competitor" means any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise engaged in the direct sale and marketing to retailers or institutional distributors of textile home fashion products within the same distribution channels and market as Company.

                  C.       Enforcement of Restrictive Covenants.

                           i.       Rights and Remedies Upon Breach. In the
event Executive breaches any of the provisions of the Restrictive Covenants, Company shall have the right and the remedy to cease payment of any continuing compensation that would otherwise be due to Executive under this Agreement and to recover the full amount of any payments made to Executive pursuant to Section 6.A.ii. Additionally, in the event Executive breaches or threatens to commit a breach of Section 6.B.i., Company shall also have the right and remedy to enjoin Executive from violating or threatening to violate Section 6.B.i., it being agreed that any breach or threatened breach of Section 6.B.i. would cause irreparable injury to Company and that money damages would not provide an adequate remedy to Company.

                           ii.      Severability of Covenants. Executive
acknowledges and agrees that the restrictive covenants herein are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.


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         7.       Confidentiality and Non-Disparagement. Executive and Company
covenant and warrant that they have not and will not disclose or publish, verbally, in writing or otherwise, to any person or entity the amount of consideration passing pursuant to this Agreement, or any other term or consideration passing pursuant to this Agreement. The parties specifically except from this limitation the following: as to Executive, his tax, legal and financial advisor(s), his immediate family, and the Internal Revenue Service; as to Company, its attorneys, accountants, directors, and only those employees determined to have a bona fide need to know the information, in Company's good faith determination, as well as any disclosures required by state or Federal law, including, but not limited to the Securities and Exchange Act of 1934. Executive and Company further covenant and warrant that neither will make any statements or comments of a defamatory or disparaging nature to third parties, including Company's customers or potential employers of Executive, regarding Executive, Company or its directors, officers, personnel, or products. Executive and Company each agree that any breach of this paragraph by the other party shall cause irreparable harm, and nothing herein shall prohibit the non-breaching party from seeking equitable relief, including an injunction, in the case of a breach of the terms of this paragraph.

         8. Entire Agreement. This Agreement embodies the entire agreement of the parties and supercedes any prior written or oral Agreement, including, without limitation, the Employment Agreement between the parties. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         9. Waiver. The waiver by Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by Executive of a breach of any provision of this Agreement by Company shall not operate or be construed as a waiver of any subsequent breach by Company.

         10. Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of New York, without regard to choice of law principles.

         11. Assignability; Successors. The obligations of Executive may not be delegated and Executive may not, without Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect.

         12. Effective Date. The effective date of this Agreement (the "Effective Date") shall be seven (7) days after it is fully executed by the parties, and Executive shall have the right to revoke the Agreement during that period (the "Revocation Period"); provided, however, that Executive shall be bound by all restrictive covenants dating from the Termination Date during the Revocation Period, and any breach of this Agreement by Executive during that Revocation Period shall be construed as a revocation of this Agreement.


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         13.      Construction and Enforcement. In construing and enforcing this
Agreement, the following rules shall be followed:

                  A. Control of Drafting. Each provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party. No consideration shall be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement.

                  B. Captions. In construing and enforcing this Agreement, no consideration shall be given to the captions of the articles, sections or subsections of this Agreement, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction.

                  C. Including. The word "include" and its syntactical forms mean "include, but are not limited to," and corresponding syntactical forms. The principle of ejusdem generis shall not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word "including."

                  D. Definitions. A defined term has its defined meaning throughout this Agreement, regardless of where in this Agreement it is defined.

                  E. Internal Cross-References. Unless otherwise noted, reference to a Section means a section of this Agreement and may be understood to mean, for example, "Section 2 of this Agreement." The term Section is used variously to identify entire Sections (as in "Section 2," subsections (as in "Section 2.A.") and clauses (as in "Section 2.A.i.")

                  F. Forum and Venue. Executive and Company submit to the exclusive jurisdiction and venue of the federal or state courts of the State of New York to resolve any issues that may arise out of or relate to this Agreement or the same subject matter.

                  G. Costs. If either party brings an action or must defend an action either contesting the enforceability of or seeking to enforce this Agreement and substantially prevails in such action, the other party shall pay all reasonable costs and expenses, including attorney's fees, incurred by such prevailing party in connection with that action.

         14. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified


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mail, with postage prepaid; (b) hand delivery; (c) facsimile transmission; or
(d) overnight courier service, to the parties at the following addresses:

                  If to Company:

                  WestPoint Stevens Inc.
                  507 West 10th Street
                  West Point, Georgia 31833
                  Attention: General Counsel
                  Telephone: (706) 645-4000
                  Facsimile: (706) 645-4396

                  If to Executive:

                  Mr. David C. Meek
                  321 Nature Trail Drive
                  Greer, South Carolina 29651
                  Telephone: (864) 877-8551
                  Facsimile: (864) 905-3099

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

                    [SIGNATURES CONTAINED ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.

                                             WESTPOINT STEVENS INC.


                                             By:/s/ Holcombe T. Green, Jr.
                                                --------------------------------
                                                Holcombe T. Green, Jr.
                                                Chairman of the Board and Chief
                                                Executive Officer


                                             /s/ David C. Meek
                                             -----------------------------------
                                             David C. Meek


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